News Release

ASCENA RETAIL GROUP, INC. REPORTS FOURTH QUARTER FISCAL 2018 RESULTS; COMPARABLE SALES UP 4%;
GAAP EPS OF $0.17; ADJUSTED EPS OF $0.07

FULL YEAR FISCAL 2019 COMPARABLE SALES EXPECTED UP LOW SINGLE DIGITS, WITH ADJUSTED EPS OF $0.00 TO $0.10

MAHWAH, NJ - September 24, 2018 - ascena retail group, inc. (Nasdaq - ASNA) (“ascena” or the “Company”) today reported financial results for its fiscal fourth quarter and full year ended August 4, 2018. Fiscal 2018 reflected a 53-week fiscal year for the Company, and as a result, the Company's fourth quarter GAAP results for Fiscal 2018 reflected a 14-week period for its Value Fashion, Plus Fashion, and Kids Fashion segments, while adjusted results reflected a 13-week period comparable to the prior year 13-week period.

For the fourth quarter of Fiscal 2018, the Company reported GAAP income of $0.17 per diluted share compared to a GAAP loss of $0.08 per diluted share in the year-ago period, based on a 4% comparable sales increase and the benefit of an additional week related to the Company's fiscal calendar. For the fourth quarter of Fiscal 2018, the Company reported adjusted earnings of $0.07 per diluted share compared to adjusted earnings of $0.05 per diluted share in the year-ago period.

For full year Fiscal 2018, the Company reported a GAAP loss of $0.20 per diluted share reflecting a comparable sales decline of 2% and costs associated with the Company's Change for Growth transformation program, partially offset by the benefit of the additional week. The Company reported a GAAP loss of $5.48 per diluted share in the year-ago period which included a non-cash pre-tax impairment charge of $1.324 billion to write down a portion of the Company's goodwill and other intangible assets. Adjusted earnings for full year Fiscal 2018 were a loss of $0.02 per diluted share compared to adjusted earnings of $0.22 per diluted share in the year-ago period.

David Jaffe, Chief Executive Officer of ascena retail group, inc., commented, “Our fourth quarter reflected sequential comp improvement across all our brands, and the first enterprise-level positive comp quarter for ascena since the second quarter of Fiscal 2015. Comparable sales increased 4%, and excluding dressbarn, all brands delivered positive comps. Specific to dressbarn, we delivered a 9 percentage point sequential comparable sales improvement from our third quarter, and have fully reset the brand’s inventory position heading into Fiscal 2019. Adjusted earnings per share of 7 cents came in above our guide, and while we were pleased with progress for the quarter, it represents only the first step in our road back to realizing ascena’s full earnings potential.”

Jaffe continued, “We continue to make good progress across the three pillars of our Change for Growth transformation program. We remain on track to achieve $300 million in annual run rate savings by July 2019, and are currently implementing the two remaining large capability-building components of our transformation program - localized planning and our customer experience management ecosystem. And as we enter Fiscal 2019, we are leveraging the foundation we’ve built over the past two years to pivot the organization toward the most critical pillar of our transformation program - reinvigorating growth from our core.”

Jaffe concluded, “We remain committed to realizing the full value of our brand portfolio and platform capability. At the core of future shareholder value creation is the promise of a highly differentiated and growing group of leading brands, supported by a cost efficient infrastructure. We entered Fiscal 2019 with good base momentum, and key growth initiatives beginning to gain traction across our brands. We are making headway with stabilization of our dressbarn brand, and will continue to explore opportunities across our brand portfolio to create shareholder value."

Fiscal Fourth Quarter Results - Consolidated

Overview
The current and prior year results include items that the Company does not believe reflect the fundamental performance of the Company's business. A summary of the items impacting both periods is presented in Notes 1 and 2 to the unaudited condensed consolidated financial information, which is included herein.

Net Sales and Comparable Sales
Net sales for the fourth quarter of Fiscal 2018 were $1,766 million compared to $1,658 million in the year-ago period, with the increase caused by a 4% increase in comparable sales and approximately $88 million of sales associated with the additional week. The Company's comparable sales data and Net sales are summarized below:

		Net Sales (millions)
	Comparable Sales	Three Months Ended
		August 4, 2018	July 29, 2017
Ann Taylor	1%	$193.9	$196.5
LOFT	7%	426.5	402.9
Premium Fashion	5%	620.4	599.4

maurices	1%	246.8	229.6
dressbarn	(5)%	239.1	249.8
Value Fashion	(2)%	485.9	479.4

Lane Bryant	2%	294.5	276.8
Catherines	3%	88.0	83.5
Plus Fashion	2%	382.5	360.3

Justice	15%	277.5	219.0
Kids Fashion	15%	277.5	219.0

Total Company	4%	$1,766.3	$1,658.1

Gross margin
Gross margin increased to $1,015 million, or 57.5% of sales, for the fourth quarter of Fiscal 2018 compared to $951 million, or 57.4% of sales in the year-ago period. Gross margin dollars increased from the year-ago period as a result of increased comparable sales and approximately $50 million associated with the additional week. Gross margin rate increased 10 basis points, with strong rate improvement at our Premium Fashion and Kids Fashion segments mostly offset by declines at our Plus Fashion and Value Fashion segments. In our Plus Fashion segment, merchandise margin increased from the year-ago period, reflecting improving assortment performance and disciplined inventory management, with the offset caused primarily by higher freight expense resulting from increased digital penetration. The decline in our Value Fashion segment was caused primarily by lower clearance price points at dressbarn.

Buying, distribution, and occupancy expenses
Buying, distribution, and occupancy (“BD&O”) expenses for the fourth quarter of Fiscal 2018 increased to $324 million, which represented 18.4% of sales, compared to $320 million, or 19.3% of sales in the year-ago period and included approximately $3 million of expense associated with the additional week. In terms of dollars, lower occupancy expenses resulting from our fleet optimization program were more than offset by higher variable distribution costs related to the increased penetration of our direct channel business and the expenses associated with the additional week.

Selling, general, and administration expenses
Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of Fiscal 2018 increased 5% to $527 million, or 29.8% of sales, compared to $500 million, or 30.1% of sales in the year-ago period. The increase in SG&A expenses was primarily due to $18 million of expense associated with the additional week, inflationary increases and higher performance-based compensation, offset in part by approximately $30 million in synergies and cost reduction initiatives.

Operating income (loss)
Operating income for the fourth quarter of Fiscal 2018 was $53 million compared to an operating loss of $9 million in the year-ago period. The increase in the current year primarily reflects the impact of the additional week, which generated approximately $30 million, lower costs associated with the Change for Growth transformation program as well as lower acquisition-related costs. On a non-GAAP adjusted basis, operating income was $43 million in the fourth quarter of Fiscal 2018, compared to $44 million in the year ago period as the growth from the comparable sales increase and the impact of the cost savings initiatives were offset by inflationary increases and higher performance-based compensation.

Benefit for income taxes
For the three months ended August 4, 2018, the Company recorded a tax benefit of $16 million on pre-tax income of $18 million. The benefit primarily reflects adjustments related to the 2017 Tax Cuts and Jobs Act recorded during the quarter.

Net income (loss) and net income (loss) per diluted share
The Company reported Net income of $33 million, or $0.17 per diluted share in the fourth quarter of Fiscal 2018, compared to a net loss of $16 million, or $0.08 per diluted share, in the year-ago period.

Fiscal Fourth Quarter Balance Sheet Highlights

Cash and cash equivalents
The Company ended the fourth quarter of Fiscal 2018 with Cash and cash equivalents of $239 million.

Inventories
The Company ended the fourth quarter of Fiscal 2018 with inventory of $623 million, down 3% from the year-ago period.

Capital expenditures
Capital expenditures totaled $54 million in the fourth quarter of Fiscal 2018, primarily to support new capabilities and strategic initiatives. Full year Fiscal 2018 capital expenditures totaled $181 million.

Debt
The Company ended the fourth quarter of Fiscal 2018 with total debt of $1,372 million, which represents the balance remaining on the term loan. There were no borrowings outstanding under the Company's revolving credit facility at the end of the fourth quarter of Fiscal 2018.  In addition, the Company had $473 million of borrowing availability under its revolving credit facility. During the fourth quarter of Fiscal 2018, the Company repaid $203 million of its term loan and its next scheduled repayment is in November of calendar year 2020.

Fiscal Year 2019 Full Year Outlook

The Company is re-instituting full year guidance and expects Fiscal 2019 full year non-GAAP earnings per share ranging from $0.00 to $0.10, supported by the following assumptions:

- Net sales of $6.45 to $6.55 billion
- Comparable sales up low single digits;
- Gross margin rate of 57.6% to 58.1%;
- Operating expense growth of approximately 1%;
- Depreciation and amortization of $327 to $332 million;
- Operating income of $120 to $140 million;
- Interest expense of approximately $112 million;
- Income taxes approximately $8 million reflecting a 21% tax rate and minimum taxes; and
- Diluted share count of 200 million.

Full year capital expenditures are expected in the range of $180 to $210 million, and the Company expects to close approximately 5% of its Fiscal 2018 year-end fleet, with store count dropping into the range of 4,375 to 4,425 by July 2019.

Fiscal Year 2019 First Quarter Outlook

Fiscal year 2019 first quarter non-GAAP earnings per share is estimated in the range of $(0.04) to $0.06, reflecting a collective unfavorable timing impact of approximately $0.10 related to the additional week in Fiscal 2018, which shifted the peak Justice back-to-school week from week 1 of Fiscal 2019 to week 52, and timing related to the adoption of the revenue recognition accounting pronouncement, Accounting Standards Update 2014-19, "Revenue from Contracts with Customers." The Company's estimated Fiscal 2019 first quarter earnings per share outlook is supported by the following assumptions:

- Net sales of $1.54 to $1.56 billion;
- Comparable sales flat to up 2%;
- Gross margin rate of 60.0% to 60.5%;
- Operating expense growth of 1% to 2%;
- Depreciation and amortization expense of approximately $84 million;
- Operating income of $22 to $42 million;
- Interest expense of approximately $27 million;
- Income taxes of approximately $3 million reflecting a 21% tax rate and minimum taxes; and
- Diluted share count of 200 million.

Real Estate

The Company's store information on a brand-by-brand basis for the fourth quarter is as follows:

	Quarter Ended August 4, 2018
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4
Ann Taylor	306	—	(2)	304
LOFT	674	—	(2)	672
maurices	986	—	(14)	972
dressbarn	739	—	(9)	730
Lane Bryant	752	1	(4)	749
Catherines	351	—	(3)	348
Justice	855	—	(8)	847
Total	4,663	1	(42)	4,622

The Company closed a net 185 stores during Fiscal 2018 which primarily reflects its continuing fleet optimization program. Under the program, the Company has realized approximately $50 million in annualized rent reductions through landlord negotiations.

Conference Call Information

The Company will conduct a conference call today, September 24, 2018, at 4:30 PM Eastern Time to review its fourth quarter and full year Fiscal 2018 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 2494585. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until October 1, 2018 by dialing (855) 859-2056, the conference ID is 2494585, and until October 24, 2018 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

As noted above, the comparability of the Company's operational results for the periods presented herein has been affected by certain transactions. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance, trends and period-over-period comparative results. Non-GAAP measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. Such items include costs such as (i) acquisition and integration expenses, (ii) restructuring, tangible asset impairments and other related charges including, but not limited to, charges incurred under the Company's Change for Growth initiative, and (iii) non-cash charges associated with purchase accounting adjustments related to the acquisition of ANN's assets and liabilities, primarily reflecting depreciation and amortization expense and lease-related adjustments, (iv) write-off of debt issuance costs associated with the extinguishment of debt, and (v) non-cash impairment charges of goodwill and other intangible assets. Additionally, our GAAP results for Fiscal 2018 reflect an additional week that was recorded by our Premium Fashion segment during the second quarter and our other segments during the fourth quarter, and certain other income tax related charges recorded in the second, third and fourth quarters. Reference is made to Notes 1 and 2 of the unaudited condensed consolidated financial information included herein for more information.

Many investors also use non-GAAP measures as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP measures should be considered in addition to, not as a substitute for, the Company’s Operating income and Net income per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

Additionally, a reconciliation of the projected non-GAAP EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, acquisition and integration related expenses, non-cash purchase accounting adjustments, and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude such items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as actions under the Company's Change for Growth program, or acquisition and integration expenses, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range,” and include the Company’s outlook for the first quarter and full year of Fiscal Year 2019. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,600 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Sue Ross
	Managing Director	Corporate Affairs
	(646) 277-1214	(218) 491-2110
	Jean.Fontana@icrinc.com	sue.ross@ascenaretail.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Three Months Ended
	August 4, 2018	% of Net Sales	July 29, 2017	% of Net Sales
Net sales	$1,766.3	100.0%	$1,658.1	100.0%
Cost of goods sold	(751.5)	(42.5)%	(706.7)	(42.6)%
Gross margin	1,014.8	57.5%	951.4	57.4%
Other costs and expenses:
Buying, distribution and occupancy expenses	(324.4)	(18.4)%	(320.2)	(19.3)%
Selling, general and administrative expenses	(527.1)	(29.8)%	(499.7)	(30.1)%
Acquisition and integration expenses	—	—%	(7.8)	(0.5)%
Restructuring and other related charges	(19.4)	(1.1)%	(33.9)	(2.0)%
Depreciation and amortization expense	(90.8)	(5.1)%	(98.3)	(5.9)%
Operating income (loss)	53.1	3.0%	(8.5)	(0.5)%
Interest expense	(30.8)	(1.7)%	(26.1)	(1.6)%
Interest and other income, net	0.4	—%	1.7	0.1%
Loss on extinguishment of debt	(5.0)	(0.3)%	—	—%
Income (loss) before benefit for income taxes	17.7	1.0%	(32.9)	(2.0)%
Benefit for income taxes	15.5	0.9%	17.1	1.0%
Net income (loss)	$33.2	1.9%	$(15.8)	(1.0)%

Net income (loss) per common share:
Basic	$0.17		$(0.08)
Diluted	$0.17		$(0.08)

Weighted average common shares outstanding:
Basic	196.3		195.1
Diluted	199.2		195.1

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Twelve Months Ended
	August 4, 2018	% of Net Sales	July 29, 2017	% of Net Sales
Net sales	$6,578.3	100.0%	$6,649.8	100.0%
Cost of goods sold	(2,786.8)	(42.4)%	(2,790.2)	(42.0)%
Gross margin	3,791.5	57.6%	3,859.6	58.0%
Other costs and expenses:
Buying, distribution and occupancy expenses	(1,281.1)	(19.5)%	(1,274.3)	(19.2)%
Selling, general and administrative expenses	(2,036.7)	(31.0)%	(2,068.5)	(31.1)%
Acquisition and integration expenses	(5.4)	(0.1)%	(39.4)	(0.6)%
Restructuring and other related charges	(78.5)	(1.2)%	(81.9)	(1.2)%
Impairment of goodwill	—	—%	(596.3)	(9.0)%
Impairment of other intangible assets	—	—%	(728.1)	(10.9)%
Depreciation and amortization expense	(355.5)	(5.4)%	(384.9)	(5.8)%
Operating income (loss)	34.3	0.5%	(1,313.8)	(19.8)%
Interest expense	(113.0)	(1.7)%	(102.2)	(1.5)%
Interest income and other income, net	2.2	—%	1.8	—%
Loss on extinguishment of debt	(5.0)	(0.1)%	—	—%
Loss before benefit for income taxes	(81.5)	(1.2)%	(1,414.2)	(21.3)%
Benefit for income taxes	41.8	0.6%	346.9	5.2%
Net loss	$(39.7)	(0.6)%	$(1,067.3)	(16.1)%

Net loss per common share:
Basic	$(0.20)		$(5.48)
Diluted	$(0.20)		$(5.48)

Weighted average common shares outstanding:
Basic	196.0		194.8
Diluted	196.0		194.8

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	August 4, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$238.9	$325.6
Inventories	622.9	639.3
Prepaid expenses and other current assets	248.5	157.4
Total current assets	1,110.3	1,122.3
Property and equipment, net	1,205.3	1,437.6
Goodwill	683.0	683.0
Other intangible assets, net	516.0	532.4
Other assets	55.9	96.2
Total assets	$3,570.5	$3,871.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$437.6	$411.6
Accrued expenses and other current liabilities	326.3	352.9
Deferred income	121.7	121.5
Income taxes payable	5.1	7.1
Current portion of long-term debt	—	44.0
Total current liabilities	890.7	937.1
Long-term debt, less current portion	1,328.7	1,494.1
Lease-related liabilities	315.2	348.3
Deferred income taxes	29.6	79.3
Other non-current liabilities	207.8	191.7
Total liabilities	2,772.0	3,050.5
Equity	798.5	821.0
Total liabilities and equity	$3,570.5	$3,871.5

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended		Twelve Months Ended
	August 4, 2018(a)	July 29, 2017	August 4, 2018(a)	July 29, 2017
Net sales:
Premium Fashion	$620.4	$599.4	$2,317.8	$2,322.6
Value Fashion	485.9	479.4	1,820.5	1,950.2
Plus Fashion	382.5	360.3	1,340.0	1,353.9
Kids Fashion	277.5	219.0	1,100.0	1,023.1
Total net sales	$1,766.3	$1,658.1	$6,578.3	$6,649.8

	Three Months Ended		Twelve Months Ended
	August 4, 2018(a)	July 29, 2017	August 4, 2018(a)	July 29, 2017
Operating income (loss):
Premium Fashion (b)	$62.1	$52.4	$135.2	$140.9
Value Fashion (c)	(7.6)	(3.2)	(83.2)	12.2
Plus Fashion	13.6	9.0	27.1	15.5
Kids Fashion	4.4	(25.0)	39.1	(36.7)
Unallocated acquisition and integration expenses	—	(7.8)	(5.4)	(39.4)
Unallocated restructuring and other related charges	(19.4)	(33.9)	(78.5)	(81.9)
Unallocated impairment of goodwill (d)	—	—	—	(596.3)
Unallocated impairment of other intangible assets (d)	—	—	—	(728.1)
Total operating income (loss)	$53.1	$(8.5)	$34.3	$(1,313.8)

	Three Months Ended		Twelve Months Ended
	August 4, 2018(a)	July 29, 2017	August 4, 2018(a)	July 29, 2017
Non-GAAP adjusted operating income:
Premium Fashion (b)	$62.9	$63.0	$142.7	$184.8
Value Fashion (c)	(14.2)	(3.2)	(72.7)	12.2
Plus Fashion	7.2	9.0	20.7	15.5
Kids Fashion	(12.9)	(25.0)	21.8	(36.7)
Total non-GAAP adjusted operating income	$43.0	$43.8	$112.5	$175.8

(a)
The Company's fiscal year ended August 4, 2018 was a 53-week year as the Company conformed to the calendar of the National Retail Federation The three and twelve months ended August 4, 2018 include the results of the Value Fashion, Plus Fashion and Kids Fashion segments for 14 and 53-weeks, respectively, while the results of the Premium Fashion segment are included for 13 and 53-weeks, respectively. Operating income of $29.5 and $32.3 million from the additional week has been excluded from non-GAAP adjusted operating income for the three and twelve months ended August 4, 2018, respectively. Reference is made to Notes 1 and 2 of the unaudited condensed consolidated financial information included herein for more information and a reconciliation of results on a GAAP basis to a non-GAAP adjusted basis.

(b) Operating income includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. For the twelve months ended August 4, 2018, such adjustments were $9.5 million, while for the three and twelve months ended July 29, 2017, adjustments were $10.6 million and $43.9 million, respectively. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for more information and a reconciliation of operating income on a GAAP basis to non-GAAP adjusted operating income.
(c) Operating income for the twelve months ended August 4, 2018 includes the impact of a non-cash impairment charge of approximately $17.1 million to write-down store-related assets at dressbarn. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for more information and a reconciliation of operating income on a GAAP basis to non-GAAP adjusted operating income.
(d) Includes the impact of non-cash impairments of goodwill and other intangible assets by segment as follows: $428.9 of goodwill and $566.3 of other intangible assets at the Premium Fashion segment, $107.2 of goodwill at the Value Fashion segment, and $60.2 of goodwill and $161.8 of other intangible assets at the Plus Fashion segment. These items have been excluded from the non-GAAP adjusted operating income. Reference is made to Note 2 of the unaudited condensed consolidated financial information included herein for a reconciliation of operating (loss) income on a GAAP basis to non-GAAP adjusted operating income.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information
(millions, except per share data)

Note 1. Basis of Presentation

Fiscal year 2018 ended on August 4, 2018 and reflected a 53-week period ("Fiscal 2018") as the Company conforms its fiscal periods to the National Retail Federation calendar. Fiscal year 2017 ended on July 29, 2017 and was a 52-week period (“Fiscal 2017”).

The Company's Premium Fashion segment, which historically has followed the National Retail Federation calendar, recognized an additional week during the second quarter of Fiscal 2018, consistent with other retail companies already on that calendar. The Company's Value Fashion, Plus Fashion, and Kids Fashion segments recognized the additional week in the fourth quarter of Fiscal 2018 due to reporting systems constraints.

As a result, the three and twelve months ended August 4, 2018 include the results of the Value Fashion, Plus Fashion and Kids Fashion segments for 14 and 53-weeks, respectively, while the results of the Premium Fashion segment are included for 13 and 53-weeks, respectively.

Note 2. Reconciliation of Non-GAAP Financial Measures

The comparability of the Company's operational results reported in accordance with U.S. generally accepted accounting principles ("GAAP") for the periods presented herein has been affected by certain transactions. The Company believes that the non-GAAP financial measures presented below, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance, trends and period-over-period comparative results. Non-GAAP measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. These items include costs such as (i) acquisition and integration expenses, (ii) restructuring, tangible asset impairments and other related charges including, but not limited to, charges incurred under the Company's Change for Growth initiative, (iii) non-cash charges associated with purchase accounting adjustments related to the acquisition of ANN's assets and liabilities, primarily reflecting depreciation and amortization expense and lease-related adjustments, (iv) write-off of debt issuance costs associated with the extinguishment of debt, and (v) non-cash impairment charges of goodwill and other intangible assets. Additionally, as described in Note 1, our GAAP results for Fiscal 2018 reflect an additional week that was recorded by our Premium Fashion segment during the second quarter and our other segments during the fourth quarter, and certain other income tax related charges recorded in the second, third and fourth quarters.

Many investors also use non-GAAP measures as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP measures should be considered in addition to, not as a substitute for, the Company’s Operating income and Net income per common share, as well as other measures of financial performance and liquidity reported in accordance with GAAP.

The following tables reconcile non-GAAP financial measures to the most directly comparable GAAP financial measures and include Net sales, Gross margin, BD&O expense, SG&A expense, Depreciation and amortization expense, Operating (loss) income, Income tax benefit (provision), Net (loss) income, Diluted net (loss) income per common share and earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to Net income (loss) for all periods presented.

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales - reported GAAP basis	$1,766.3	$1,658.1	$6,578.3	$6,649.8
Impact of non-cash purchase accounting adjustments (a)	—	0.7	0.2	2.7
Additional week	(88.4)	—	(113.0)	—

Non-GAAP Net sales	$1,677.9	$1,658.8	$6,465.5	$6,652.5

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Gross Margin - reported GAAP basis	$1,014.8	$951.4	$3,791.5	$3,859.6
Impact of non-cash purchase accounting adjustments (a)	—	0.7	0.2	2.7
Additional week	(50.2)	—	(61.9)	—

Non-GAAP Gross Margin	$964.6	$952.1	$3,729.8	$3,862.3

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Buying, distribution & occupancy expense - reported GAAP basis	$(324.4)	$(320.2)	$(1,281.1)	$(1,274.3)
Impact of non-cash purchase accounting adjustments (a)	—	0.4	0.1	2.8
Additional week	3.1	—	4.1	—

Non-GAAP Buying, distribution & occupancy expense	$(321.3)	$(319.8)	$(1,276.9)	$(1,271.5)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Selling, general & administrative expense - reported GAAP basis	$(527.1)	$(499.7)	$(2,036.7)	$(2,068.5)
Impact of non-cash purchase accounting adjustments (a)	—	1.7	3.2	6.3
Additional week	17.6	—	25.5	—
dressbarn store-related asset impairments (b)	—	—	17.1	—

Non-GAAP Selling, general & administrative expense	$(509.5)	$(498.0)	$(1,990.9)	$(2,062.2)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Depreciation and amortization expense - reported GAAP basis	$(90.8)	$(98.3)	$(355.5)	$(384.9)
Impact of non-cash purchase accounting adjustments (a)	—	7.8	6.0	32.1

Non-GAAP Depreciation and amortization expense	$(90.8)	$(90.5)	$(349.5)	$(352.8)

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Operating income (loss) - reported GAAP basis	$53.1	$(8.5)	$34.3	$(1,313.8)
Impact of non-cash purchase accounting adjustments (a)	—	10.6	9.5	43.9
dressbarn store-related asset impairments (b)	—	—	17.1	—
Acquisition and integration expenses (c)	—	7.8	5.4	39.4
Restructuring and other related charges (d)	19.4	33.9	78.5	81.9
Additional week	(29.5)	—	(32.3)	—
Impairment of goodwill and other intangible assets	—	—	—	1,324.4

Non-GAAP Operating income	$43.0	$43.8	$112.5	$175.8

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Income tax benefit - reported GAAP basis	$15.5	$17.1	$41.8	$346.9
Income tax impact of non-GAAP adjustments (e)	3.6	(26.2)	(23.2)	(380.1)
Income tax impact of state tax valuation allowance (f)	(1.5)	—	21.8	—
Income tax impact of 2017 Tax Reform Act (g)	(17.7)	—	(48.5)	—

Non-GAAP income tax provision	$(0.1)	$(9.1)	$(8.1)	$(33.2)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income (loss) - reported GAAP basis	$33.2	$(15.8)	$(39.7)	$(1,067.3)
Impact of non-cash purchase accounting adjustments (a)	—	10.6	9.5	43.9
dressbarn store-related asset impairments (b)	—	—	17.1	—
Acquisition and integration expenses (c)	—	7.8	5.4	39.4
Restructuring and other related charges (d)	19.4	33.9	78.5	81.9
Additional week	(27.7)	—	(30.5)	—
Impairment of goodwill and other intangible assets	—	—	—	1,324.4
Loss on extinguishment of debt	5.0	—	5.0	—
Income tax impact of non-GAAP adjustments (e)	3.6	(26.2)	(23.2)	(380.1)
Income tax impact of state tax valuation allowance (f)	(1.5)	—	21.8	—
Income tax impact of 2017 Tax Reform Act (g)	(17.7)	—	(48.5)	—

Non-GAAP Net income (loss)	$14.3	$10.3	$(4.6)	$42.2

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Diluted net income (loss) per common share - reported GAAP basis	$0.17	$(0.08)	$(0.20)	$(5.48)
Per share impact of non-cash purchase accounting adjustments (a)	—	0.05	0.05	0.22
Per share impact of dressbarn store-related asset impairments (b)	—	—	0.08	—
Per share impact of Acquisition and integration related expenses (c)	—	0.04	0.03	0.20
Per share impact of Restructuring and other related charges (d)	0.10	0.17	0.40	0.42
Per share impact of additional week	(0.15)	—	(0.16)	—
Per share impact of Impairment of goodwill and other intangible assets	—	—	—	6.80
Per share impact on Loss on extinguishment of debt	0.03	—	0.03	—
Per share income tax impact of non-GAAP adjustments (e)	0.02	(0.13)	(0.12)	(1.94)
Per share income tax impact of state tax valuation allowance (f)	(0.01)	—	0.11	—
Per share income tax impact of 2017 Tax Reform Act (g)	(0.09)	—	(0.24)	—

Non-GAAP diluted net income (loss) per common share (h)	$0.07	$0.05	$(0.02)	$0.22

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Adjusted EBITDA	$133.8	$134.3	$462.0	$528.6
Impact of non-cash purchase accounting adjustments (a)	—	(2.8)	(3.5)	(11.8)
Additional week	29.5	—	32.3	—
dressbarn store-related asset impairments (b)	—	—	(17.1)	—
Acquisition and other integration expenses (c)	—	(7.8)	(5.4)	(39.4)
Restructuring and other related charges (d)	(19.4)	(33.9)	(78.5)	(81.9)
Impact of goodwill and other intangible assets impairment	—	—	—	(1,324.4)
Depreciation and amortization expense	(90.8)	(98.3)	(355.5)	(384.9)
Operating income (loss)	53.1	(8.5)	34.3	(1,313.8)
Interest expense	(30.8)	(26.1)	(113.0)	(102.2)
Interest income and other income, net	0.4	1.7	2.2	1.8
Loss on extinguishment of debt	(5.0)	—	(5.0)	—
Income (loss) before benefit for income taxes	17.7	(32.9)	(81.5)	(1,414.2)
Benefit for income taxes	15.5	17.1	41.8	346.9
Net income (loss)	$33.2	$(15.8)	$(39.7)	$(1,067.3)

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

(a) Includes the impact of non-cash expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value calculated in accordance with Accounting Standards Codification 805 - Business Combinations, such as adjustments to depreciation and amortization related to the write-up of ANN's customer relationships and property and equipment and other purchase accounting adjustments, which are primarily lease-related. Such costs are unique to each transaction and the nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Previous to the third quarter of Fiscal 2018, we had excluded these costs because we believed that the costs were material to investors and that these non-cash adjustments are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisition. During the third quarter of Fiscal 2018, we concluded that such costs were no longer material and, accordingly we are no longer adjusting for these costs beginning with the third quarter. We will continue to present all prior year quarters as previously adjusted and the current year amounts previously reported through the second quarter of Fiscal 2018 as a supplement to our GAAP information. Amounts recorded in each period presented are as follows:

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$—	$0.7	$0.2	$2.7
Other operating expenses	—	2.1	3.3	9.1
Depreciation and amortization	—	7.8	6.0	32.1
	$—	$10.6	$9.5	$43.9

(b) During the third quarter of Fiscal 2018, new leadership at the Company's Value Fashion segment, particularly at its dressbarn brand, began a comprehensive review of the dressbarn operations with the goal of turning around its recent performance. As a result, when the Company performed its third quarter long-lived asset impairment testing for dressbarn, certain near-term cash flow assumptions for that brand were revised, which resulted in lower overall anticipated future cash flows and the Company recorded a non-cash impairment charge of approximately $17.1 million for certain under-performing retail stores. Given the comprehensive review performed by a new management team, the Company believes that such costs represent a significant, non-recurring item that is non-cash in nature and doesn't impact the Company's liquidity, and has therefore excluded the charge from our non-GAAP results.

(c) Primarily reflects costs related to the ANN acquisition including severance and retention-related expenses, settlement charges and professional fees related to a pension plan acquired in the ANN acquisition which was terminated in the second quarter of Fiscal 2017, and other integration costs to combine the operations and infrastructure of the ANN business into the Company's. Amounts recorded in each period presented are as follows:

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Other integration expenses	$—	$4.2	$5.4	$17.1
Severance and retention	—	3.6	—	14.3
ANN pension settlement	—	—	—	8.0
	$—	$7.8	$5.4	$39.4

(d) Reflects costs incurred under the Company's Change for Growth program including professional fees and other related charges incurred in connection with the identification and implementation of the transformation initiatives associated with the program, severance and retention-related charges incurred under the program and charges related to the write-down of assets resulting from program activities or the fleet optimization program. Amounts recorded in each period presented are as follows:

	Three Months Ended		Twelve Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Professional fees and other related charges	$16.0	$10.7	$59.2	$33.4
Severance and retention	(0.8)	13.2	5.2	33.2
Impairment of assets	4.2	10.0	14.1	15.3
	$19.4	$33.9	$78.5	$81.9

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Reconciliation of Non-GAAP Financial Measures (continued)

(e) Represents the income tax impact applicable to each non-GAAP adjustment described above.

(f) Due to the limitations placed on the use of state income tax net operating losses, we established a valuation allowance in the second quarter of Fiscal 2018. Because this expense is non-cash in nature and non-recurring, we have excluded the expense attributable to the valuation allowance from our non-GAAP results.

(g) Reflects the Company’s current estimate of the impact of the 2017 Tax Reform Act, consistent with the relief provided by the SEC in Staff Accounting Bulletin No. 118. Further analysis and regulatory guidance is required before this amount can be finalized. The measurement period allowed by the SEC requires that companies must complete their analysis no later than December 2018.

(h) Reflects the impact on EPS of using 199.2 million weighted average common shares for adjusted net income per diluted common share for the three months ended August 4, 2018 and 196.0 million weighted average common shares for adjusted net loss per diluted common share for the twelve months ended August 4, 2018. The impact of potentially dilutive stock options and restricted stock units was anti-dilutive under the treasury stock method for the twelve months ended August 4, 2018 and were excluded from the calculation. Also reflects the impact on EPS of using 196.3 and 195.7 million weighted average common shares for adjusted net income per diluted common share for the three and twelve months ended July 29, 2017, respectively. The weighted average number of diluted common shares on an adjusted basis reflects the dilutive effect of stock options and other securities, which were excluded from the reported GAAP amount due to the net loss reported during the period.